UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549


                           FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
 UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
        15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 33-96500

     Access Financial Mortgage Loan Trust, Series 1996-3
         c/o Cargill Financial Services Corporation
   (Exact name of registrant as specified in its charter)

6000 Clearwater Avenue Minnetonka, Minnesota 55343 (612) 984-
                            3058
     (Address, including zip code, and telephone number, including area coed of registrant's principal executive offices)

A-1, A-2, A-3, A-4, A-5, A-6, B I, B II, BI-S, BII-S, RU, RL
  (Titles of each class of securities covered by this Form)

None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)           Rule 12h-3(b)(1)(i)
     Rule 12g-4(a)(1)(ii)          Rule 12h-3(b)(1)(ii)
     Rule 12g-4(a)(2)(i)           Rule 12h-3(b)(2)(i)
     Rule 12g-4(a)(2)(ii)          Rule 12h-3(b)(2)(ii)
                                   Rule 15d-6          X

Approximate number of holders of record as of the
certification or notice date:  22

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 31, 1997
By:   Kenneth M. Duncan

Instructions: This form is required by Rules 12g-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. the name and title of the person signing the form shall be typed or printed under the signature.